Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. ANNOUNCES THE PLANNED RETIREMENT OF

CFO, JOSEPH C. O’NEILL, Jr.

Doylestown, Pennsylvania- June 22, 2022, HV Bancorp, Inc. (the “Company” or “HVB”) (Nasdaq Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), announced that Joseph C. O’Neill, Jr. plans to retire from his position as Executive Vice President & Chief Financial Officer effective July 31, 2022 with over 12-years of a distinguished career with the Company. As part of an orderly leadership transition, Mr. O’Neill will continue to assist in a consulting capacity through the end of the year. The Bank has begun the process of identifying Mr. O’Neill’s replacement and has identified several qualified candidates to fill the position.

Travis J. Thompson, Esq., Chairman & CEO, commented, “On behalf of the Board of Directors, Executive Management, our employees and Shareholders, I would like to thank my friend and colleague, Joe O’Neill, for his many contributions to the growth and success of HVB. During Joe’s tenure we built the foundation as the Better Experience Bank, expanding our footprint throughout the Greater Philadelphia Market. After his many years with HVB, the Board of Directors supports Joe’s desire to shift focus to his family in retirement and we wish him well.”

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, New Castle County in Delaware, and Burlington County in New Jersey from our executive office, seven full service bank offices and one limited service bank office. We also operate six loan production and sales offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the negative impact of severe wide-ranging and continuing disruptions caused by the spread of coronavirus COVID-19 on current operations, customers and the economy in general, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.